Exhibit 10.12

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

CHANGE IN CONTROL AGREEMENT

ARTICLE I : DEFINITIONS

     The following capitalized words and phrases as used in this Agreement shall have the following meanings, unless a different meaning is clearly required by the context:

     1.1 Agreement. The American Management Systems, Incorporated Change in Control Agreement, as set forth in this document and as amended from time to time.

     1.2 Board. The Board of Directors of AMS.

     1.3 Change in Control. The first of the following events to occur:

         (a) Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”)), other than AMS or a trustee or other fiduciary holding securities under an employee benefit plan of AMS or a corporation owned directly or indirectly by the stockholders of AMS in substantially the same proportions as their ownership of stock of AMS, becomes the beneficial owner (within the meaning of Rule 13 (d)(3) under the Act), directly or indirectly, of securities representing 50 percent or more of the combined voting power of AMS’s then-outstanding securities entitled generally to vote for the election of directors;

         (b) AMS’s stockholders approve an agreement to merge or consolidate with another corporation (other than a majority-controlled subsidiary of AMS) unless AMS’s stockholders immediately before the merger or consolidation are to own more than two-thirds (66-2/3 percent) of the combined voting power of the resulting entity’s voting securities entitled generally to vote for the election of directors;

         (c) AMS’s stockholders approve an agreement (including, without limitation, an agreement of liquidation) to sell or otherwise dispose of all (100 percent) of the business or assets of AMS; or

         (d) During any period of two (2) consecutive years, individuals who, at the beginning of the period, constituted the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by AMS’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period (either by a specific vote or by approval of the proxy statement of AMS in which such person is named as a nominee for director, without objection to such nomination).

     However, no Change in Control shall be deemed to have occurred by reason of (i) any event involving a transaction in which you or a group of persons or entities with whom or with which you act in concert, acquire(s), directly or indirectly, 50 percent or more of the combined voting power of AMS’s then-outstanding voting securities or the business or assets of AMS; or (ii) any event involving or arising out of a proceeding under Title 11 of the United States Code or the provisions of any future United States bankruptcy law, an assignment for the benefit of creditors or an insolvency proceeding under state or local law.

     This Agreement, once triggered by a Change in Control event, shall apply with respect to that Change in Control event only and not with respect to any later Change in Control event.

     1.4 Compensation. The sum of your annual base salary plus your target annual bonus in effect either a) immediately before the Change in Control, or b) on your Termination date, whichever is greater.

     1.5 AMS. American Management Systems, Incorporated, a corporation organized under the laws of the State of Delaware, and any successor by merger or consolidation with another corporation in which AMS’s stockholders immediately before the merger or consolidation are to own more than two-thirds (66-2/3 percent) of the combined voting power of the resulting entity’s voting securities entitled generally to vote for the election of directors.

     1.6 Successor. The entity or entities that succeed, directly or indirectly, to the business of AMS, whether through one or more mergers, consolidations, transfers of assets, reorganizations, asset sales, liquidations, dissolutions or other similar transactions.

     1.7 Employer. Includes both AMS and its Successor(s).

     1.8 Effective Date. This Agreement shall be effective as of October 1, 2003.

     1.9 Good Reason. Any of the following occurring on or after a Change in Control:

         (a) an involuntary and significant reduction in the nature or scope of your authority or the duties that you perform (this does not include being given new authority or assigned new duties that are substantially comparable to your previous authority and duties);

         (b) a significant reduction in your annual base salary and/or target annual bonus percentage (except as part of a general reduction that applies to other similarly-situated employees); or

         (c) a significant reduction in your employee benefits as a whole (other than a change made as part of a program or plan modification that applies generally to you and the other persons then party to agreements identical to this Agreement).

The foregoing notwithstanding, Good Reason shall not be considered to exist unless you give the Employer written notice setting forth in reasonable detail the facts and circumstances constituting Good Reason within 30 days after you learn of the circumstances. The Employer shall have 15 days after receipt of that notice and before the effective date of your resignation to rectify those circumstances. If the Employer timely rectifies the circumstances, Good Reason shall not exist based on those circumstances and your resignation shall be deemed withdrawn.

     1.10 Cause. Any of the following:

         (a) Conviction of, or the entry of a plea of guilty or nolo contendere to, 1) any felony, or 2) any misdemeanor involving moral turpitude;

         (b) Fraud, misappropriation or embezzlement;

         (c) Willful failure, gross negligence or gross misconduct, including, but not limited to, gross insubordination, in the performance of your assigned duties for the Employer;

         (d) Breach of a fiduciary duty to the Employer; or

         (e) Any act or omission by you that reflects adversely on the integrity and reputation for honesty and fair dealing of the Employer or has a material detrimental effect on the Employer’s financial condition, position or business.

     1.11 Disability. For purposes of this Agreement, your employment will be considered to have been terminated due to Disability if, but only if, you qualify for total disability benefits under a long-term disability policy provided by the Employer.

     1.12 Inability to Work. Your substantial inability to perform one or more essential functions of your job for at least 90 days in any 12-month period.

     1.13 Term. The initial term of this Agreement shall end on September 30, 2004. On that date, and on each anniversary thereafter, unless AMS delivers written notice to you of its intention not to extend the Agreement at least 60 days before such anniversary date, the term of this Agreement shall automatically be extended for one additional year. Notwithstanding the foregoing, if a Change in Control occurs during the initial term of this Agreement, the Agreement’s initial term is automatically extended one year beyond the date of the Change in Control. The Change in Control date would then become the basis for determining the anniversary date referenced above.

     1.14 Termination Date. The date that you cease to be an employee of the Employer; provided that for purposes of this Agreement, if you are on a bona fide unpaid leave status your Termination Date shall not be deemed to occur until either you or the Employer terminate your leave status.

ARTICLE II : SEVERANCE BENEFIT

     If (a) your employment with the Employer is terminated, either (i) by the Employer for any reason other than for Cause or Disability, or (ii) by you for Good Reason that did not result from Cause or Inability to Work; (b) your Termination Date occurs during the term of this Agreement; (c) your Termination Date occurs during the one (1) year period beginning on the date of the Change in Control; and (d) you timely execute a release in the form provided by the Employer similar to the release attached hereto, the Employer shall pay to you a benefit equal to your Compensation. Such benefit shall be paid in a lump sum in cash as soon as reasonably practicable after the later of 1) your Termination Date, 2) your execution of such release, or 3) the last day for revoking such release.

     It is the intent of the parties that this severance benefit, if payable, shall be inclusive of, and not in addition to, any other source of separation payments. To that end, you agree that if you become eligible for the severance benefit provided under this Agreement that you will not be eligible for any other separation payments (including payments in lieu of notice) under any other policy, practice, severance plan, benefit plan or agreement. Further, you agree that if severance, redundancy, pay-in-lieu of notice or other similar payments are required by law in your particular locale, the payment to you pursuant to this Agreement shall be reduced by the amount of those legally-required payments.

     If your employment with the Employer terminates due to your Death, this Agreement shall terminate and no severance benefit will be due under this Agreement. If your Termination Date does not occur during the term of this Agreement, and does not occur during the one (1) year period beginning on the date of the Change in Control, this

Agreement shall not apply, regardless of the reason for the termination and regardless of any claimed connection between the termination and a Change in Control.

ARTICLE III : MISCELLANEOUS

     3.1 Amendments. The Board shall have complete power and authority to amend or modify this Agreement at any time, provided that no such action by the Board shall adversely affect your rights under this Agreement.

     3.2 Assignment and Alienation. Neither you nor any other person shall have the right to assign, alienate, transfer, encumber, or otherwise subject to lien the benefit provided under this Agreement.

     3.3 Benefit Solely from General Assets. The benefit provided under this Agreement shall be paid solely from the general assets of the Employer. Nothing herein shall be construed to require the Employer to maintain any fund or to segregate any amount for your benefit or the benefit of any other person, and neither you nor any other person shall have any claim against, right to, or security or other interest in any fund, account, or other specific asset of the Employer from which any payment pursuant to this Agreement may be made.

     3.4 Complete Statement of Agreement. This Agreement constitutes the entire Agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.

     3.5 Death. If you become entitled to receive a benefit under this Agreement while alive but die before receiving the benefit, the Employer shall pay the benefit to which you were entitled to your surviving spouse, or to your estate if there is no surviving spouse.

     3.6 Governing Law. This Agreement shall be construed, administered, and enforced in accordance with the laws applicable to contracts executed in and to be entirely performed within the Commonwealth of Virginia.

     3.7 Headings. The headings and subheadings of this Agreement have been inserted for convenience of reference only and shall not affect the construction of the provisions thereof.

     3.8 Internal Revenue Code Section 280G.

For employees subject to payment of U.S. taxes, the payment provided under this Agreement shall be provided without regard to any limitations imposed by Section 280G or 4999 of the Internal Revenue Code of 1986, as amended (“Section 280G”). Notwithstanding the foregoing, if the payment provided under this Agreement, together with any other payments or transfers of property, would constitute a “parachute payment” under Section 280G, and if a reduction in the payment provided under this Agreement sufficient to avoid “parachute payment” treatment would result in an increase in the total amount of payments and transfers of property to you net of all applicable taxes, then, and only then, the payment provided under this Agreement shall be reduced to the amount that, when combined with all other payments and transfers of property taken into account under Section 280G, is one dollar less than the smallest sum that would be considered to be a “parachute payment.”

     3.9 Limitation of Rights. Neither the establishment of this Agreement nor any amendment thereof shall be construed as giving you or any other person any legal or equitable right against the Employer, except as provided by the express terms of this Agreement, and in no event shall your terms of employment or service (including your eligibility for any plan, program, policy or practice provided by the Employer) be modified or in any way affected by the establishment of this Agreement or any amendment hereof. This Agreement does not create an employment contract and your employment status remains at-will. This Agreement is not in substitution for any other rights and claims you may have against the Employer with respect to accrued amounts due you on your Termination Date, such as base salary for periods worked and not yet paid, expense reimbursements which may be due you, and other claims for accrued sums to the Termination Date, except as otherwise expressly provided in Article II above.

     3.10 No Mitigation or Setoff. In no event shall you be required to seek other employment or take any other action to mitigate the amount of the benefit provided under this Agreement, and such amount shall not be reduced whether or not you obtain other employment. The Employer’s obligation to pay the benefit provided under this Agreement shall not be subject to or affected by any setoffs, counterclaims or defenses that the Employer might have against you or others, except as otherwise expressly provided in Article II above.

     3.11 Notice of Termination. Any termination by the Employer for Cause, or by you for Good Reason, shall be communicated to the other party hereto given in accordance with Section 3.12 of this Agreement. The notice shall (i) indicate the specific termination provision in this Agreement being relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and (iii) specify the date of termination.

     3.12 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, when received and signed for, or (iii) sent by facsimile with receipt confirmed:

(a) If to you, to:

Your address of record with the Employer

(b) If to the Employer, to:

American Management Systems, Incorporated
4050 Legato Road
Fairfax, Virginia 22033

Fax: (703) 267-5111

Attention: Chief Human Resources Officer

or to such other address as may have been furnished to you by the Employer or to the Employer by you, as the case may be.

     3.13 Severability. In the event that any provision of this Agreement is held unlawful, such provision shall be of no force and effect, and this Agreement shall be treated as if such provision had not been contained herein.

     3.14 Successors. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Employer, by a merger, consolidation or acquisition in which the Employer is not the surviving or acquiring corporation, by a transfer of all of the Employer’s assets, or by any other change in the Employer’s structure or the manner in which the Employer’s business or assets are held. In the event of such dissolution, merger, consolidation, acquisition, transfer or other event, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the Employer’s Successor, and the Employer shall require such Successor to agree expressly to be bound by the provisions of this Agreement. Any termination of your employment that results from any such dissolution, merger, consolidation, acquisition, transfer or other event shall not be considered a termination of employment for purposes of this Agreement if the Successor offers you continued employment and expressly agrees to be bound by the provisions of this Agreement.

     3.15 Arbitration. Any controversy or claim arising out of or relating to the Agreement that would otherwise be resolved in court will instead be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (AAA). The arbitration shall be conducted before a single arbitrator and shall take place in Fairfax, Virginia, unless the parties mutually agree in writing to an alternate location. AMS will advance all filing and hearing fees of the AAA and the arbitrator(s) to the extent such fees exceed $500. Judgment upon any award rendered by the arbitrator may be entered into any court having jurisdiction thereof. The losing party in the arbitration shall pay the filing and hearing fees of the AAA and the arbitrator(s).

     3.16 Withholding. The Employer may deduct from all benefits provided under this Agreement any taxes reasonably determined to be required to be withheld by any government or government agency. You (or your beneficiary or estate, if applicable)

shall bear all taxes on benefits provided under this Agreement to the extent that the Employer does not withhold taxes or withholds insufficient taxes, irrespective of whether withholding is required.

* * * *

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED:

By: GARRY GRIFFITHS
EVP & Chief Human Resources Officer
On behalf of and with the express authorization of
Alfred T. Mockett, Chairman & CEO

Date:

EMPLOYEE:

I hereby agree to and accept the terms and conditions of this Change in Control
Executive Retention Agreement:

Employee Signature

Printed Name:

Date: